Exhibit (d)(2)

Non-tender agreement

regarding certain shares in

MorphoSys AG

dated 26 June 2024

Non-tender agreement

between

(1)	Novartis BidCo Germany AG, Roonstr. 25, c/o Novartis Pharma GmbH, 90429 Nürnberg, Germany

– the Shareholder –

and

(2)	Novartis BidCo AG, Lichtstrasse 35, 4056 Basel, Switzerland

– the Bidder –

– Shareholder and Bidder each a Party and, collectively, the Parties –

Preamble

(A)	The Shareholder is a stock corporation incorporated under the laws of Germany with its registered office in Munich and registered address at Roonstr. 25, c/o Novartis Pharma GmbH, 90429 Nürnberg, Germany, and registered with the commercial register of the local court (Amtsgericht) of Munich under the registration number HRB 283042.

(B)	The Bidder is a stock corporation incorporated under the laws of Switzerland with its registered office at Lichtstrasse 35, 4056 Basel, Switzerland and registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492.

(C)	MorphoSys AG is a stock corporation incorporated under the laws of Germany with its registered office at Semmelweisstr. 7, 82152 Planegg, Germany, and registered with the commercial register of the local court (Amtsgericht) of Munich under the registration number HRB 121023 (MorphoSys). The registered share capital (Grundkapital) of MorphoSys equals EUR 37,655,137.00 and is divided into 37,655,137 no-par value bearer shares (auf den Inhaber lautende Stückaktien), each representing a pro rata amount (rechnerischer Anteil) of the registered share capital of MorphoSys of EUR 1.00 per share (ISIN: DE0006632003) (the MorphoSys Shares). The MorphoSys Shares are admitted to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse, FSE) with simultaneous admission to the sub-segment of the regulated market with additional postadmission obligations on the FSE (Prime Standard).

(D)	The Shareholder holds at the moment of the execution of this non-tender agreement 34,337,809 (in words thirty thirty-four million three hundred thirty-seven thousand and eight hundred and nine) shares in MorphoSys (each a Restricted MorphoSys Share, collectively the Restricted MorphoSys Shares), i.e. 91.04 % of the share capital in MorphoSys.

(E)	The Restricted Shares are booked on the securities account at UBS Switzerland AG (the Depositary Bank), under the account number 023000874299.S1 (the Blocked Account). A confirmation hereof by the Depositary Bank is attached as Appendix 1.

(F)	On 20 June 2024, the Bidder has announced its intention to make a delisting purchase offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act (Börsengesetz - BörsG) in the form of a cash offer to the shareholders of MorphoSys to acquire all shares in MorphoSys, which are not already held by the Bidder (the Delisting Purchase Offer). The consideration under the Delisting Purchase Offer will be a cash consideration in the amount of EUR 68.00 per share (the Offer Consideration). The Delisting Purchase Offer will comply with the applicable provisions of the BörsG as well as the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG).

(G)	It is the common understanding of the Parties that the MorphoSys Shares shall not be tendered into the Delisting Purchase Offer. According to the administrative practice of the German Federal Financial Supervisory Authority (BaFin), the certainty of funds to pay the Offer Consideration at consummation of the offer for each outstanding share covered by a delisting purchase offer, pursuant to Sec. 39 para. 2 sentence 2 no. 1 BörsG in conjunction with Sec. 13 WpÜG, is ensured also for those shares of the target company with regard to which a binding legal agreement between the shareholder and the bidder has been put in place, pursuant to which, inter alia, the respective shares may not be tendered into the offer (a non-tender agreement) and certain other provisions are agreed, if such non-tender agreement provides for a contractual penalty in the form as agreed in clauses 2.2, 2.3 and 2.4 below and the respective shares are blocked in a blocked account in Switzerland.

Now, therefore, the Parties enter into this non-tender agreement (the Agreement):

1.	Non-tender undertaking

1.1	The Shareholder hereby irrevocably and unconditionally agrees and undertakes to the Bidder not to tender the Restricted MorphoSys Shares (in whole or in part) into the Delisting Purchase Offer during the acceptance period pursuant to Sec. 16 para. 1 WpÜG.

1.2	The Shareholder hereby irrevocably and unconditionally undertakes to the Bidder, prior to the termination of this Agreement, not to sell or transfer or otherwise dispose of any of the Restricted MorphoSys Shares or to assign any of the Shareholders’ rights attached to the Restricted MorphoSys Shares in any other way.

2.	Penalty, set-off, waiver

2.1	The Shareholder hereby unconditionally and irrevocably undertakes to the Bidder to pay a contractual penalty (Vertragsstrafe) to the Bidder for each Restricted MorphoSys Share which the Shareholder tenders into the Delisting Purchase Offer (the Tendered Restricted MorphoSys Share) in breach of its undertaking pursuant to clause 1.1 (the Contractual Penalty). The amount of the Contractual Penalty shall equal the amount of the Offer Consideration per Tendered Restricted MorphoSys Share payable by the Bidder to the Shareholder according to the Delisting Purchase Offer. If the Bidder publishes a modification of the Delisting Offer on terms that represent an increase of consideration originally offered, such improved terms shall apply accordingly to the Contractual Penalty.

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2.2	The Contractual Penalty pursuant to clause 2.1 shall become due and payable for each Tendered Restricted MorphoSys Share at the time of the settlement of the Delisting Purchase Offer. If and to the extent the Shareholder tenders the Restricted MorphoSys Shares in breach of the Company’s undertaking pursuant to clause 1.1 into the Delisting Purchase Offer, the Shareholder and the Bidder hereby agree by way of a set-off agreement (Aufrechnungsvereinbarung) that the claim of the Shareholder against the Bidder for payment of the Offer Consideration for each Tendered Restricted MorphoSys Share under the Delisting Purchase Offer shall be offset against the claim of the Bidder against the Shareholder for payment of the Contractual Penalty pursuant to clause 2.1 for each Tendered Restricted MorphoSys Share. The Parties agree that as a result of such off-setting, the respective claims of the Shareholder against the Bidder for payment of the Offer Consideration and of the Bidder against the Shareholder for payment of the Contractual Penalty shall be discharged and the Bidder shall not be obliged to pay the Offer Consideration under the Delisting Purchase Offer to the Shareholder for the Tendered Restricted MorphoSys Shares and the Shareholder shall not be obliged to pay the Contractual Penalty pursuant to clause 2.1 to the Bidder.

2.3	If and to the extent (i) the Shareholder is in breach of its undertaking pursuant to clause 1.1 and (ii) the off-setting pursuant to clause 2.2 is for any reason not valid or can for any reason not be effected, the Shareholder and the Bidder hereby agree by way of a waiver agreement pursuant to sec. 397 of the German Civil Code (BGB) (Erlassvertrag) that (a) the Shareholder hereby waives any and all rights or claims the Shareholder may have with respect to the payment of the Offer Consideration for the Tendered Restricted MorphoSys Shares under the Delisting Purchase Offer, and (b) the Bidder hereby waives any and all rights or claims the Bidder may have with respect to the payment of the Contractual Penalty pursuant to clause 2.1.

2.4	In case of a breach by the Shareholder of the undertaking in clause 1.2 with respect to the Restricted MorphoSys Shares held by the Shareholder, clause 2.1 shall apply mutatis mutandis if and to the extent Restricted MorphoSys Shares so acquired by a third party are tendered into the Delisting Purchase Offer. The Contractual Penalty shall become due and payable for each Restricted MorphoSys Share so tendered and acquired by the Bidder at the time of the respective settlement of the Delisting Purchase Offer.

2.5	In case of a breach by the Shareholder of the undertaking in clause 1.2 with respect to the Restricted MorphoSys Shares held by the Shareholder, the Bidder shall be entitled to receive the amount by which the price received by the Shareholder per Restricted MorphoSys Share exceeds the Offer Consideration. Further claims resulting from such breach by the Shareholder of the undertaking in clause 1.2 shall remain unaffected.

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3.	Term

This Agreement automatically terminates and shall have no further effect upon the earlier of one of the following events:

(a)	a notice of cancellation for good cause (aus wichtigem Grund) issued by the Bidder to the Shareholder;

(b)	the draft offer document (Angebotsunterlage) relating to the Delisting Purchase Offer has not been submitted to BaFin within the statutory (potentially extended) period after the announcement pursuant to sec. 10 WpÜG;

(c)	no offer document (Angebotsunterlage) for the Delisting Purchase Offer has been published by the Bidder within the statutory period;

(d)	the public announcement by the Bidder that a Delisting Purchase Offer will not be made or not be consummated;

(e)	the end of the acceptance period of the Delisting Purchase Offer; and

(f)	after expiry of 30 November 2024.

4.	Undertaking to enter into Security Blockage Agreement

The Shareholder undertakes to enter into, and shall procure that the Depositary Bank enters into, the Security Blockage Agreement (Depotsperrvereinbarung) substantially in the form attached as Appendix 2 without undue delay following signing of this Agreement.

5.	Notices

5.1	All legally binding statements and other notices in connection with this Agreement (collectively the Notices) shall be made in writing unless a formal notarization (Beurkundung) or another specific form is required by law. The written form requirement will be satisfied through transmission by fax (but not through any other form of telecommunication transmission) and an exchange of letters. An electronic transmission (such as by e-mail) shall not satisfy the requirement that Notices be made in writing.

5.2	Notice to be given to the Shareholder hereunder shall be addressed as follows:

Novartis BidCo Germany AG

Attn.: Jan-Hendrik Petersen

c/o Novartis Pharma GmbH
Roonstrasse 25
90429 Nuremberg, Germany

E-mail: david.quartner@novartis.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB

Attn.: Dr. Sabrina Kulenkamp

Bockenheimer Anlage 44

60322 Frankfurt am Main, Germany

Fax: +49 69 23 26 64

E-mail:sabrina.kulenkamp@freshfields.com

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5.3	Any Notice to be given to the Bidder hereunder shall be addressed as follows:

Novartis BidCo AG

Attn.: David Quartner

Lichtstrasse 35

4056 Basel, Switzerland

E-mail: david.quartner@novartis.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB

Attn.: Dr. Sabrina Kulenkamp

Bockenheimer Anlage 44

60322 Frankfurt am Main, Germany

Fax: +49 69 23 26 64

E-mail: sabrina.kulenkamp@freshfields.com

5.4	Each Party shall without undue delay give Notice to the respective other Party of any changes in its address set forth in clauses 5.2 and 1.1 above. In the absence of such communication, the address stated above shall remain in place.

6.	Miscellaneous

6.1	All costs, including expenses, fees and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the performance of the transactions contemplated hereunder, including, without limitation, fees and expenses of professional advisers, shall be borne by the Party commissioning such costs.

6.2	Any amendment of, supplement to or termination of this Agreement (including any waiver of these clauses) shall be valid only if made in writing (Schriftform) unless more stringent form requirements (e.g. notarization) are required by applicable mandatory law.

6.3	No Party shall be entitled to assign any rights or claims under this Agreement without the prior written consent of the other Party. Nothing in this Agreement expressed or implied, is intended for the benefit of, and, thus, does not inure to the benefit of, any third party.

6.4	This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, excluding provisions on conflicts of laws (Regelungen des Internationalen Privatrechts). All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The number of arbitrators shall be three (3). The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English, provided that any German documents submitted to the arbitral tribunal do not need to be translated.

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6.5	In the event that one or more provisions of this Agreement are, are deemed to be, or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic purpose of the original provision based on its subject-matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any gap that may be found to exist in this Agreement.

6.6	Any references made in this Agreement to any types of companies or equity participations, proceedings, government authorities or other bodies, rights, institutions, regulations or legal relationships (the Legal Terms) under German law shall extend to any corresponding or identical Legal Terms under foreign law, to the extent that relevant facts and circumstances must be assessed under such foreign law. If there is no functionally equivalent Legal Term under the foreign law, then the Legal Term, which most closely reflects the functionality of the Legal Term under German law, shall be referenced into the Agreement.

6.7	Where the English wording of this Agreement is followed by a German Legal Term set in parentheses and in italics, the German legal term shall prevail.

[Signature Pages to follow]

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[Signature page to Non-Tender Agreement]

Novartis BidCo Germany AG

26 June 2024

/s/ Jan-Hendrik Petersen
Jan-Hendrik Petersen
Sole member of the Management Board

[Signature page to Non-Tender Agreement]

Novartis BidCo AG

26 June 2024

/s/ David Quartner
David Quartner
vertretungsberchtigt auf Grundlage
von Vollmacht /
authorized signatory based on Power of attorney

[Signature page to Non-Tender Agreement]

Novartis BidCo AG

26 June 2024

/s/ Tariq ElRafie
Tariq ElRafie
vertretungsberchtigt auf Grundlage
von Vollmacht /
authorized signatory based on Power of attorney

Non-Tender Agreement

Novartis BidCo AG / Novartis BidCo Germany AG

Appendix 1
Account Statement

UBS Switzerland AG
Postfach
8098 Zürich

Corporate & Institutional Clients Multinationals

Marco Weiss
Europaallee 21
8004 Zürich
Novartis BidCo Germany AG	Tel. +41-44-239 55 66
Roonstrasse 25	Fax +41-44-239 58 20
90429 Nürnberg	marco.weiss@ubs.com
Germany
www.ubs.com

Zurich, 19, June 2024

Confirmation UBS custody account

Dear client,

Hereby we confirm the custody account details of Novartis BidCo Germany AG:

Account holder	Novartis BidCo Germany AG
Deposit account number	XXXXXXXXXX
Bank	XXXXXXXXXX
XXXXXXXXXX
XXXXXXXXXX
BIC/SWIFT	XXXXXXXXXX
Clearing	XXXXXXXXXX
Shares as per 19 June, 2024:	34’337’809 Morphosys AG (Valor 944497)

If you have any further questions, please do not hesitate contacting us.

Yours sincerely,

UBS Switzerland AG

/s/ Marco Weiss	/s/ Cédric Stauffer
Marco Weiss	Cédric Stauffer
Director	Authorized Officer

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

Appendix 2
Agreed Form Security Blockage Agreement

Security blockage agreement

regarding certain shares in

MorphoSys AG

dated 26 June 2024

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

Security blockage agreement

between

(3)	UBS Switzerland AG, Bahnhofstrasse 45, 8001 Zurich, Switzerland

- the Depositary Bank -

(4)	Novartis BidCo Germany AG c/o Novartis Pharma GmbH, Roonstrasse 25, 90429 Nuremberg, Germany

- the Shareholder -

and

(5)	Novartis BidCo AG, Lichtstrasse 35, 4056 Basel, Switzerland

- the Bidder -

- Depositary Bank, Shareholder and Bidder each a Party and, collectively, the Parties -

Preamble

(H)	The Shareholder is a stock corporation incorporated under the laws of Germany with its registered office at c/o Novartis Pharma GmbH, Roonstrasse 25, 90429 Nuremberg, Germany, and registered with the commercial register of the local court (Amtsgericht) of Munich under the registration number HRB 283042.

(I)	MorphoSys AG is a stock corporation incorporated under the laws of Germany with its registered office at Semmelweisstraße 7, 82152 Planegg, Germany, and registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 121023 (MorphoSys). The registered share capital (Grundkapital) of MorphoSys equals EUR 37,655,137.00 and is divided into 37,655,137 no-par value bearer shares (auf den Inhaber lautende Stückaktien) with a notional amount (rechnerischer Anteil) of EUR 1.00 per share (such shares the MorphoSys Shares).

(J)	On 20 June 2024, the Bidder, a stock corporation incorporated under the laws of Switzerland with its registered office at Lichtstrasse 35, 4056 Basel, Switzerland and registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492, has published its decision to launch a delisting purchase offer to the holders of MorphoSys Shares and American Depositary Shares in accordance with Sec. 10 para. 1 sentence 1, para. 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG) in conjunction with Sec. 39 para. 2 sentence 3 no. 1 (Börsengesetz - BörsG) (the Delisting Purchase Offer).

(K)	The Shareholder holds 34,337,809 (in words thirty-four million three hundred thirty-seven thousand and eight hundred and nine) shares of MorphoSys (each a Restricted MorphoSys Share, collectively the Restricted MorphoSys Shares).

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

(L)	On 26 June 2024, the Shareholder and the Bidder entered into a non-tender agreement pursuant to which the Shareholder irrevocably and unconditionally undertook vis-à-vis the Bidder, inter alia, (i) not to accept the Delisting Purchase Offer for any of the Restricted MorphoSys Shares and (ii) not to sell, transfer or otherwise dispose of any of the Restricted MorphoSys Shares, each of which for the duration of, and in accordance with the terms and conditions stipulated in, such non-tender agreement (the Non-Tender Agreement). In addition, the Shareholder undertook to enter into a security blockage agreement (Depotsperrvereinbarung, the Security Blockage Agreement).

(M)	The Parties intend to block the Restricted MorphoSys Shares in the Shareholders’ security account so that they cannot be tendered into the Delisting Purchase Offer. During the term of this Security Blockage Agreement, the sale or transfer or other disposition (Verfügung) of any of the Shareholders’ Restricted MorphoSys Shares shall only be valid with the prior written consent by the Bidder. This Security Blockage Agreement shall not cause a change in the legal and beneficial ownership of the Restricted MorphoSys Shares, which shall remain with the Shareholder.

Now, therefore, the Parties agree as follows:

7.	Security Blockage

7.1	The Shareholder hereby irrevocably and unconditionally instructs the Depositary Bank for the term of this Security Blockage Agreement not to, without the prior written consent of the Bidder,

(a)	transfer any of the Restricted MorphoSys Shares credited to the Blocked Account to any other securities account or sub-securities account of the Shareholder or any Third Party (as defined below) at the Depositary Bank or any other depositary bank,

(b)	deliver any of the Restricted MorphoSys Shares to the Shareholder or to any Third Party,

(c)	execute any sales orders regarding the Restricted MorphoSys Shares; or

(d)	assist, carry out, or otherwise support the transfer or other disposition of any Restricted MorphoSys Shares held by the Shareholder

(each a Security Account Transfer). Third Party means any person other than the Shareholder, including the Depositary Bank and any shareholder of the Shareholder and any other person affiliated with the Shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz).

Notwithstanding the foregoing, the restrictions regarding Security Account Transfers shall not apply to the extent that the Depositary Bank is required by applicable laws, regulations or court order to execute such Security Account Transfer. The Depositary Bank and the Shareholder hereby undertake, to the extent legally permissible, to provide the Bidder with prompt written notice of, and explain in reasonable detail, (i) any circumstances which may trigger the requirement of a Security Account Transfer based on applicable laws, regulations or court order, and (ii) any such Security Account Transfer executed.

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

7.2	Upon the prior joint written request of both the Bidder and the Shareholder, the Depositary Bank shall be obliged to promptly execute such Security Account Transfers.

7.3	The Shareholder hereby undertakes to the Bidder and the Depositary Bank not to execute, arrange or otherwise engage in a Security Account Transfer.

7.4	The Depositary Bank hereby undertakes to the Bidder not to execute, arrange or otherwise engage in a Security Account Transfer which would be in violation of clause 1.1, irrespective of a contradicting instruction by the Shareholder.

7.5	With a view to the Restricted MorphoSys Shares, the Depositary Bank hereby undertakes during the term of this Security Blockage Agreement to the Bidder not to enforce any share pledge (Pfandrecht) or right of retention (Zurückbehaltungsrecht) based on the general terms and conditions of the Depositary Bank.

7.6	Without prejudice to clause 3, this Security Blockage Agreement cannot be amended or waived without the prior written consent by the Bidder.

7.7	At the request of the Bidder, the Depositary Bank shall provide the Bidder with a securities account statement with regard to the Restricted MorphoSys Shares and confirm in writing that a Security Account Transfer has not occurred. To the extent necessary for the purposes of this Security Blockage Agreement, the Shareholder hereby waives its right of confidentiality, banking secrecy and data protection.

8.	Irrevocability

Except with respect to clause 3, this Security Blockage Agreement is irrevocable and unconditional. Instructions to the Depositary Bank to execute, arrange or otherwise engage in a Security Account Transfer contradicting this Security Blockage Agreement and the cancellation, revocation and any other form of termination of the Security Blockage Agreement or its amendment shall be regarded as invalid by the Depositary Bank without triggering any obligation of the Depositary Bank to inquire or otherwise investigate with the Shareholder or any Third Party. The same applies to other contractual relationships between the Depositary Bank and the Shareholder in respect of the Blocked Account, e.g. the termination of the securities account itself.

9.	Term of the Security Blockage

9.1	This Security Blockage Agreement automatically terminates and shall have no further effect upon the day on which the Non-Tender Agreement ends, i.e. upon the earlier of one of the following events:

(a)	a notice of cancellation for good cause (aus wichtigem Grund) issued by the Bidder to the Shareholder;

(b)	the draft offer document (Angebotsunterlage) relating to the Delisting Purchase Offer has not been submitted to BaFin within the statutory (potentially extended) period after the announcement pursuant to sec. 10 WpÜG;

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

(c)	no offer document (Angebotsunterlage) for the Delisting Purchase Offer has been published by the Bidder within the statutory period;

(d)	the public announcement by the Bidder that a Delisting Purchase Offer will not be made or not be consummated;

(e)	the end of the acceptance period of the Delisting Purchase Offer (expected on 2 August 2024, 24:00 CET); and

(f)	after expiry of 30 November 2024.

9.2	In any event of Sec. 3.1. (a) – (e), in relation to the Depositary Bank, this Security Blockage Agreement shall only be considered terminated (i) if the Shareholder and the Bidder jointly confirm the termination to the Depositary Bank or (ii) if it has been held by a final judgment that this Security Blockage Agreement has ended.

10.	Notices

10.1	All legally binding statements and other notices in connection with this Security Blockage Agreement (collectively the Notices) shall be made in writing unless a formal notarization (Beurkundung) or another specific form is required by law. The written form requirement will be satisfied through transmission by fax (but not through any other form of telecommunication transmission) and an exchange of letters. An electronic transmission (such as by e-mail) shall not satisfy the requirement that Notices be made in writing.

10.2	Notice to be given to the Depositary Bank hereunder shall be addressed as follows:

UBS Switzerland AG

Attn.: Pascal Koller

Bahnhofstrasse 45
Postfach
8098 Zurich

Fax: +41 44 239 58 20
E-mail: pascal.koller@ubs.com (for information purposes only)

with a copy to the following recipient:

UBS Switzerland AG
Attn.: Raffaele Di Giulio
Bahnhofstrasse 45
Postfach
8098 Zurich
Fax: +41 44 239 58 20
E-mail: raffaele.di-gulio@ubs.com (for information purposes only)

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

10.3	Notice to be given to the Shareholder hereunder shall be addressed as follows:

Novartis BidCo Germany AG

Attn.: Jan-Hendrik Petersen

c/o Novartis Pharma GmbH
Roonstrasse 25
90429 Nuremberg, Germany

Email: david.quartner@novartis.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB

Attn.: Dr. Sabrina Kulenkamp

Bockenheimer Anlage 44

60322 Frankfurt am Main, Germany

Fax: +49 69 23 26 64

Email: sabrina.kulenkamp@freshfields.com

10.4	Any Notice to be given to the Bidder hereunder shall be addressed as follows:

Novartis BidCo AG

Attn.: David Quartner

Lichtstrasse 35

4056 Basel, Switzerland

Email: david.quartner@novartis.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB

Attn.: Dr. Sabrina Kulenkamp

Bockenheimer Anlage 44

60322 Frankfurt am Main, Germany

Fax: +49 69 23 26 64

Email: sabrina.kulenkamp@freshfields.com

10.5	Each Party shall without undue delay give written Notice to the respective other Parties of any changes in its address set forth in clauses 4.2 and 4.3 above. In the absence of such communication, the address stated above shall remain in place.

11.	Miscellaneous

11.1	All costs, including expenses, fees and charges, in connection with the preparation, negotiation, execution and consummation of this Security Blockage Agreement or the performance of the transactions contemplated hereunder, including, without limitation, fees and expenses of professional advisers, shall be borne by the Party commissioning such costs.

11.2	Any amendment of, supplement to or termination of this Security Blockage Agreement (including any waiver of this clauses) shall be valid only if made in writing (Schriftform) unless more stringent form requirements (e.g. notarization) are required by applicable mandatory law.

11.3	No Party shall be entitled to assign any rights or claims under this Security Blockage Agreement without the prior written consent of the other Party. Nothing in this Security Blockage Agreement expressed or implied, is intended for the benefit of, and, thus, does not inure to the benefit of, any third party.

Non-Tender Agreement
Novartis BidCo AG / Novartis BidCo Germany AG

11.4	This Security Blockage Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws (Regelungen des deutschen Internationalen Privatrechts). All disputes arising out of or in connection with this Security Blockage Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The number of arbitrators shall be three (3). The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English, provided that any German documents submitted to the arbitral tribunal do not need to be translated.

11.5	In the event that one or more provisions of this Security Blockage Agreement are, are deemed to be, or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Security Blockage Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic purpose of the original provision based on its subject-matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any gap that may be found to exist in this agreement.

11.6	Any references made in this agreement to any types of companies or equity participations, proceedings, government authorities or other bodies, rights, institutions, regulations or legal relationships (the Legal Terms) under German law shall extend to any corresponding or identical Legal Terms under foreign law, to the extent that relevant facts and circumstances must be assessed under such foreign law. If there is no functionally equivalent Legal Term under the foreign law, then the Legal Term, which most closely reflects the functionality of the Legal Term under German law, shall be referenced into the Agreement.

11.7	Where the English wording of this Agreement is followed by a German Legal Term set in parenthesis and in italics, the German legal term shall prevail.

[Signature Pages to follow]